Exhibit 99.1

Tumi Holdings Announces Board of Directors and Executive Additions

South Plainfield, NJ - December 9, 2013 - Tumi Holdings, Inc. (NYSE: TUMI), the leading global brand of premium travel, business and lifestyle products and accessories, today announced that Richard P. Hanson, Chairman of the Tumi Board of Directors (“the Board”), will be stepping down from the Board effective December 9, 2013. Joseph R. Gromek, who joined the Board in April 2012, will succeed Mr. Hanson as Chairman.
In addition, the Board has appointed Alexander W. Smith and Christopher Fielding as new Board members, effective December 9, 2013. These appointments will bring the total number of directors to seven.
Mr. Smith brings more than 30 years of retail industry experience with in-depth knowledge of international operations and merchandising. Since February of 2007, he has served as President and Chief Executive Officer, as well as a member of the Board of Directors, of Pier 1 Imports, Inc. Prior to joining Pier 1 Imports, Mr. Smith spent more than 10 years serving in senior leadership roles at TJX Companies, Inc.
Mr. Fielding is currently a Principal at private equity firm Doughty Hanson & Co.
Mr. Hanson stated, “I believe that the time is right for this transition given the Company’s recent operating performance and continued excellent financial health. I am proud to have been part of Tumi’s success over that last few years and pleased to be passing the reins over to Joe. He continues to bring a wealth of industry knowledge and experience to Tumi making him the ideal person to help guide the Company forward. In addition, on behalf of the Tumi Board of Directors, I want to welcome Alex and Chris. They bring deep knowledge and a unique perspective to the Company and the retail industry, and we believe that they will each provide valuable insight to the Board.”
Tumi also announced that Peter L. Gray has joined the Company as Executive Vice President and General Counsel, effective December 4, 2013. Mr. Gray most recently served as Executive Vice President, Chief Administrative Officer and General Counsel at ModusLink Global Solutions, Inc. Mr. Gray began his career at Hale and Dorr LLP and is a graduate of Harvard Law School.
About Tumi
Tumi is the leading global brand of premium travel, business and lifestyle products and accessories. The brand is sold in over 200 stores from New York to Paris to London and Tokyo, as well as in the world’s top department, specialty and travel retail stores in over 75 countries. For more information, please visit www.tumi.com.
Source: Tumi Holdings, Inc.
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